Date:	October 11, 2005

For Release:	Immediately

Contacts:	Media	Investors

	Joshua King 860-547-2293 joshua.king@thehartford.com	Gregory Schroeter 860-547-9140 gregory.schroeter@thehartford.com

The Hartford Announces Estimated Hurricane Losses and Environmental Reserve Charge

HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG) announced today that its preliminary estimate of hurricane losses, including reinstatement premiums, for the third quarter of 2005, is approximately $104 million for Hurricane Katrina and $30 million for Hurricane Rita, after tax and net of reinsurance. The combined estimate of $134 million for both hurricanes arises principally from policies written in The Hartford’s personal lines, business insurance and specialty property operations and includes $39 million, after-tax, of reinstatement premiums related to Katrina.

The Hartford’s principal property catastrophe reinsurance program provides coverage, on average, for 88% of $695 million of catastrophic property losses incurred from a single event in excess of a $125 million retention. In addition, The Hartford has other reinsurance programs relating to particular risks or specific lines of business. The exact amount of coverage varies by program.

“Our claims professionals are working hard in the areas affected by Hurricanes Katrina and Rita in order to help customers recover from those powerful storms as quickly as possible,” said Ramani Ayer, chairman and CEO of The Hartford. “Our thoughts are with those who have been uprooted from their homes and businesses and we remain dedicated to helping people rebuild their lives. As with the Florida hurricanes in 2004, the Gulf Coast hurricanes of 2005 have strained area resources and will likely raise the cost of remediation and repair.”

The Hartford’s preliminary estimates of losses arising from Hurricanes Katrina and Rita are based on information from reported claims, information from catastrophe loss models and estimates of reinsurance recoverables on ceded losses. While estimating ultimate net losses shortly after a large hurricane event is always difficult, several factors make it particularly difficult to estimate the cost of Hurricanes Katrina and Rita.

First, because it has been difficult for claims adjusters to access the most significantly affected areas, the company expects reported losses for Hurricane Katrina to emerge more slowly than is typical. Second, because Hurricane Rita made landfall on September 23, 2005, actual reported claim data is limited. Consequently, loss and loss expense estimates for this storm rely heavily on catastrophe loss models and previous experience. Given the inherent uncertainty in how reported claims will develop, ultimate loss and loss expenses paid for Hurricanes Katrina and Rita could vary significantly from these preliminary estimates.

During the third quarter of 2005, The Hartford also completed its annual ground-up review of environmental liabilities. As a result of this work, The Hartford incurred a $24 million after-tax loss for the third quarter of 2005 to increase its environmental reserves. The review of environmental liabilities found no underlying trend or change in the claim environment that accounts for the increase. Estimates for individual cases changed based on the particular facts and circumstances of each account.

“Our action demonstrates our continued commitment to rigorous and regular examination of these exposures to ensure reserve adequacy,” noted Ayer.

As previously announced, The Hartford plans to release its third quarter 2005 earnings results Thursday, November 3, at approximately 4:30 p.m. EST.

The Hartford is one of the largest financial services and insurance companies in the U.S., with worldwide revenues of $22.7 billion in 2004. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in The Hartford’s Quarterly Reports on Form 10-Q, The Hartford’s 2004 Annual Report on Form 10-K and the other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.